Exhibit 99.2

IBC Receives Court Approval on "First-Day Motions" In Its Voluntary Chapter 11 Filing

KANSAS CITY, Mo.--(BUSINESS WIRE)--Sept. 23, 2004--

Court Authorizes $50 Million Interim DIP Financing, Continued Payment of Employee Wages and Salaries and Customer Programs

Interstate Bakeries Corp. (NYSE:IBC) said today that, it had received interim court approval permitting its $200 million debtor-in-possession (DIP) financing, permitting it immediate access up to $50 million to continue operations, pay employees, and purchase goods and services going forward during the restructuring period. IBC had previously received commitments for its DIP financing from JPMorgan Chase. The final hearing on the DIP financing has been set for October 21, to approve the remainder of the DIP facility.

The Company also announced that it has received court approval to pay pre-petition and post-petition employee wages and salaries during its restructuring under Chapter 11. The company has also obtained permission to pay trust taxes in the ordinary course of business, including pre-petition amounts, continued use of its cash management systems and continue with ordinary course customer programs, such as rebates and coupons.

Interstate Bakeries Corporation Chief Executive Officer Tony Alvarez said he was pleased with the court's approval of its "first-day" orders and interim DIP financing.

"Having received approval of our first-day motions so quickly sets IBC on strong footing as we move towards restructuring the company. The $50 million interim financing approved gives the company the liquidity and resources to keep goods flowing uninterrupted in and out of the bakeries," said Mr. Alvarez.

The Chapter 11 petitions were filed in the U.S. Bankruptcy Court for the Western District of Missouri, in Kansas City. The case was assigned to the Honorable Jerry W. Venters. The case number is 01-11490MFW.

Interstate Bakeries Corporation is the nation's largest wholesale baker and distributor of fresh baked bread and sweet goods, under various national brand names, including Wonder(R), Hostess(R), Dolly Madison(R), Baker's Inn(R), Merita(R) and Drake's(R). The Company, which is headquartered here, employs approximately 32,000 in 54 bakeries, more than 1,000 distribution centers and 1,200 thrift stores throughout the U.S.

Cautionary Statement Regarding Forward-Looking Statements and Other Matters

Some information contained in this press release may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are not historical in nature and include statements that reflect, when made, the Company's views with respect to current events and financial performance. These forward-looking statements can be identified by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should" and "continue" or similar words. These forward-looking statements may also use different phrases. All such forward-looking statements are and will be subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially include, without limitation: the ability of the Company to continue as a going concern; the ability of the Company to obtain court approval with respect to motions in the Chapter 11 proceeding filed by it from time to time, including the motion filed to approve the entire DIP facility on a final basis; the ability of the Company to operate pursuant to the terms of the DIP facility; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 proceeding to a Chapter 7 proceeding; potential adverse publicity; the ability of the Company to obtain and maintain adequate terms with vendors and service providers; the potential adverse impact of the Chapter 11 proceeding on the Company's liquidity or results of operations; the ability of the Company to fund and execute its business plan, including the implementation of the systems optimization and re-engineering program; the ability of the Company to attract, motivate and/or retain key executives and employees; changes in our relationship with employees and the unions that represent them; increased costs and uncertainties related to periodic renegotiation of union contracts; finalization of the independent audit of the consolidated financial statements for the year ended May 29, 2004, or reviews of the restated condensed consolidated financial statements as and for the periods ended November 15, 2003 and as of and for the forty week period ended March 6, 2004; the results of a Securities and Exchange Commission investigation concerning the Company's financial statements following the Company's announcement that the Audit Committee of its Board of Directors had retained independent counsel to investigate the Company's manner of setting its workers' compensation and other reserves; the delayed filing with the Securities and Exchange Commission of our annual report on Form 10-K for the fiscal year ended May 29, 2004; successful resolution of any deficiencies in the Company's newly implemented financial reporting systems; changes in general economic and business conditions (including in the bread and sweet goods markets); changes in consumer tastes or eating habits; any inability to protect our intellectual property rights; further consolidation in the food retail industry; future product recalls or safety concerns; bankruptcy filings by customers; costs associated with environmental compliance and remediation; actions of governmental entities, including regulatory requirements; the outcome of legal proceedings to which we are or may become a party, including the securities class actions filed after our February 11, 2003 press release; business disruption from terrorist acts, our nation's response to such acts and acts of war; and other factors. These statements speak only as of the date of this press release, and we disclaim any intention or obligation to update or revise any forward-looking statements to reflect new information, future events or developments or otherwise, except as required by law. We have provided additional information in our filings with the Securities and Exchange Commission, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company's various pre-petition liabilities, common stock and/or other equity securities. No assurance can be given as to what values, if any, will be ascribed in the Chapter 11 proceeding to each of these constituencies. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.

CONTACT: Media Contact:
Sitrick And Company
Sandra Sternberg, 816-502-4215
or

All other inquiries:
Restructuring Information Line
866-270-4314